Exhibit (e)(1)

Excerpts from Destination XL Group, Inc.’s Form 10-K/A, as filed with the Securities and Exchange Commission on May 26, 2026

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, the guiding principles used by the Compensation Committee in making compensation decisions, and the compensation programs in place for fiscal 2025. It also discusses the compensation paid to our Named Executive Officers (“NEOs”) for fiscal 2025.

Our Named Executive Officers for fiscal 2025 were:

•
Harvey S. Kanter, President, Chief Executive Officer and Director
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Peter H. Stratton, Jr., Executive Vice President, Chief Financial Officer and Treasurer
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Anthony J. Gaeta, Chief Stores and Real Estate Officer
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Robert S. Molloy, General Counsel and Secretary
•
Allison Surette, Chief Merchandising Officer

Fiscal 2025 Financial and Executive Compensation Highlights

Fiscal 2025 was a challenging year within the big + tall retail sector. Customer traffic was soft, consumer sentiment was cautious, and customers shopped less frequently often prioritizing essentials and lower price points which contributed to an 8.4% decline in comparable sales. Tariff‑related cost pressures, particularly in the second half of the year, further impacted merchandise margins. While management proactively reduced expenses, controlled inventory, and diversified sourcing, these actions were unable to fully offset the sector challenges. As a result, the Company reported a net loss of $(0.66) per diluted share, which included a $20.4 million non-cash charge to establish a full valuation allowance against net deferred tax assets, $4.2 million of transaction-related costs associated with the pending merger and impairment charges of $0.2 million. On an adjusted basis, excluding these items, the adjusted net loss (a non-GAAP measure) was $(0.21) per diluted share.

Despite these growth headwinds, the Company maintained a strong liquidity position, ended fiscal 2025 with $28.8 million in cash and investments, and continued to operate with no borrowings and full availability under its credit facility. At January 31, 2026, inventory levels were 2.6% lower than the prior year and availability under the credit facility was $55.1 million. The strength of the balance sheet gives us flexibility and resilience as management continues to navigate a challenging big + tall retail sector.

The Compensation Committee believes that executive compensation for fiscal 2025 appropriately reflected Company performance. Consistent with our pay-for-performance philosophy, the results reflected a decrease in performance-based compensation. As a result, both total compensation and realized pay for each NEO declined meaningfully from fiscal 2024 levels. The following table shows total compensation earned and total realized pay for each of the Named Executive Officers in fiscal 2025 as compared to fiscal 2024:

	Total Compensation(1)			Total Realized Pay (2)
Named Executive Officer	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
Harvey S. Kanter	$2,184,463	$2,894,568	(24.5)%	$2,235,845	$2,302,870	(2.9)%
Peter H. Stratton, Jr.	$831,371	$931,911	(10.8)%	$841,649	$781,920	7.6%
Anthony J. Gaeta	$656,168	$779,463	(15.8)%	$650,382	$673,185	(3.4)%
Robert S. Molloy	$669,789	$799,065	(16.2)%	$677,371	$757,831	(10.6)%
Allison Surette	$629,201	748,544	(15.9)%	$625,994	$649,018	(3.5)%

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(1)
Total compensation reflects amounts as reported in the “Summary Compensation Table.” The primary driver of the decrease in total compensation in fiscal 2025 for all of our Named Executive Officers reflects a decrease in the performance-based compensation under the LTIP, due to the performance metric under the 2023-2025 LTIP not being achieved.
(2)
Total realized pay is calculated as total compensation per the “Summary Compensation Table” minus the value of equity awards granted, as reported in the “Stock Awards” column and “Option Awards” column of that table, plus the value of any options exercised or stock awards that vested, as reflected in the “Option Exercises and Stock Vested” table for each of the respective years. Similar to total compensation, the decrease in realized pay for all Named Executive Officers in fiscal 2025 as compared to fiscal 2024 was due to a decrease in performance-based compensation. Mr. Molloy's total realized pay in fiscal 2024 included compensation recognized from the exercise of stock options.

Executive Compensation Philosophy and Objectives

Our Compensation Committee is responsible for establishing, implementing and monitoring adherence to the Board’s compensation philosophy, which is to ensure that executive compensation is fair, reasonable, competitive and aligned with the interests of the Company’s stockholders.

The Compensation Committee believes that an effective executive compensation program will:

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Attract, retain and engage the executive talent the Company requires to perform in line with the Board’s expectations;
•
Recognize and reward the achievement of specific annual and long-term performance goals through a combination of cash and stock-based compensation; and
•
Align the Company’s executives’ interests with those of its stockholders.

When reviewing compensation, the Compensation Committee emphasizes direct compensation, which consists of total cash compensation (base salary and annual performance-based cash incentive awards) plus long-term incentive awards. Every year, the Compensation Committee assesses the effectiveness of our compensation plans with the goal of strengthening our overall compensation program as appropriate, including by setting performance metrics to ensure that compensation is aligned with performance that drives stockholder value. We also compare our performance metrics to those used by our peers and take into consideration the recommendations of proxy advisory services.

Key Features of Our Executive Compensation Program

We believe that the Company’s executive compensation program includes key features that align the compensation for our executive officers with the interests of our stockholders.

What We Do	What We Don’t Do
Focus on performance-based pay	No re-pricing of underwater options
Balance short-term and long-term incentives	No hedging or pledging of Company stock
Use multiple targets for performance awards	No tax gross-up on severance payments
Provide executives with very limited perquisites	No supplemental executive retirement plan
Require “double-trigger” change-in-control provisions
Maintain a “clawback” policy covering incentive cash and equity programs
Seek to mitigate undue risk in compensation plans
Utilize an independent compensation consultant

Use of Compensation Consultants

The Compensation Committee has the authority to retain any compensation consultant, legal counsel and/or other adviser to assist in carrying out its duties, including the review of compensation of our Named Executive Officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

The Compensation Committee periodically consults with the Segal Group ("Segal"), an independent firm that specializes in benefits and compensation, with respect to the structure and competitiveness of the Company’s executive compensation program compared to its proxy peer group. The Compensation Committee has assessed Segal’s independence and has concluded that no conflict of interest exists with respect to the services that it performs.

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The Compensation Committee most recently engaged Segal to review Mr. Kanter’s compensation in August 2023 in connection with the extension of his “initial term” under his employment agreement from April 1, 2025 to August 11, 2026. At that time, Segal reviewed Mr. Kanter’s base salary and total direct compensation as well as provided guidance on the terms, conditions and value of a performance award that served as a retention award to extend his employment to August 2026. Based on market insights from Segal, including information derived from published surveys on chief executive officer compensation in retail companies with annual revenues of $500 million to $1.0 billion and trends in chief executive officer compensation, there were no other changes to Mr. Kanter’s compensation.

Fiscal 2025 Target Compensation

Chief Executive Officer Compensation. The Compensation Committee is responsible for determining the target compensation of our Chief Executive Officer . As discussed above, the Compensation Committee, working with Segal, most recently reviewed Mr. Kanter’s compensation in August 2023. With respect to setting 2025 target compensation, the Compensation Committee compared each element of the Chief Executive Officer’s direct compensation to published survey data and data from the Company’s peer group and concluded that no changes needed to be made to Mr. Kanter’s compensation. The Compensation Committee’s objective was that total target compensation should approximate the median target compensation of the Company’s peer group.

Other Named Executive Officers. Our Chief Executive Officer makes recommendations regarding the compensation paid to our other Named Executive Officers to the Compensation Committee for its review and approval. Our Named Executive Officers other than the Chief Executive Officer are provided with a competitive base salary and an opportunity to earn performance awards each year, which are driven by our overall financial targets, and an opportunity to participate in our equity incentive plans.

In 2022, Korn Ferry, an independent global organizational consulting firm, completed a comprehensive job evaluation of the Company’s corporate positions, from entry level through the Chief Executive Officer, and developed a career framework using its structured job leveling methodology based on the scope, complexity and responsibilities of each role. The Company uses this framework, together with market compensation data available through Korn Ferry Pay, as one input in evaluating the competitiveness and internal alignment of its compensation programs, including the annual compensation paid to the Company’s Named Executive Officers. The Compensation Committee has assessed Korn Ferry’s independence and determined that no conflicts of interest exist with respect to the services provided.

Our Peer Group

When determining peer companies for use in reviewing and establishing compensation for our Named Executive Officers, we focus primarily on public companies within the specialty retail apparel business with similar revenue and/or market capitalization. The Compensation Committee most recently engaged Korn Ferry to review the Company's peer group in fiscal 2024. The companies in the fiscal 2025 peer group were:

•	Allbirds, Inc.	•	J.Jill, Inc.	•	Vera Bradley

•	Big 5 Sporting Goods	•	Movado Group	•	Vince Holding Corp.

•	Build-A-Bear Workshop, Inc.	•	Rocky Brands	•	Zumiez, Inc.

•	Cato Group	•	Shoe Carnival

•	Citi Trends	•	Tilly’s Inc.

•	Duluth Holding, Inc	•	The Brand House Collective, Inc. (formerly Kirkland's)

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In order to develop an appropriate peer group, we considered domestic, publicly-traded companies with a range of revenues and market capitalizations that may differ from those included by independent analysts, such as Institutional Shareholder Services. We do so because we believe that companies doing business in specialty retail markets with omni-channel distribution models provide a better benchmark for total shareholder return. An independent analyst may include a company that falls within the same Standard & Poor’s Global Industry Classification Standard (“GICS”) code with similar revenue and market capitalization, but with a different business model, business risks, geographic locations, customer base and industry traffic trends which, consequently, may have nothing in common with our Company. For example, a company that owns automotive dealerships is within the same GICS code as our Company but clearly has a distinctly different business model and is not affected by the same trends that affect specialty apparel retail. At the time that the fiscal 2025 peers were approved, we fell just below the median for revenues and slightly above the median for market capitalization.

Say-on-Pay

At our 2023 annual meeting of stockholders, stockholders voted on a non-binding advisory proposal as to the frequency with which we should conduct an advisory vote on executive compensation (a “say-on-pay” proposal). At that meeting, and in accordance with the recommendation of our Board, 97.2% of votes cast voted for the “one-year” frequency for advisory votes on executive compensation. Therefore, we intend to hold an advisory “say-on-pay” vote every year until the next “say-on-pay” frequency vote by our stockholders, which will be at our 2029 annual meeting of stockholders.

At our 2025 annual meeting of stockholders, stockholders voted on a non-binding advisory vote on executive compensation as disclosed in the 2025 Proxy Statement. Of the votes cast at the 2025 Annual Meeting on the “say-on-pay” proposal, 87.7% voted in favor of the proposal. The Compensation Committee considered the results of the 2025 advisory vote and believes that it affirms our stockholders' support for our approach to executive compensation, namely, to align short-term and long-term incentives with the Company’s financial performance. We will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for our executive officers.

Risk Assessment

We believe that our compensation programs do not provide incentives for unnecessary risk-taking by our employees. Our emphasis on performance-based annual and long-term incentive awards is designed to align executives with preserving and enhancing stockholder value. In addition, we use multiple objectives for our annual incentive plan (“AIP”), which limits the potential benefit from any single event of excessive risk-taking, and a cap on total payouts, as well as management processes for establishing key performance targets and monitoring our metrics. In addition, we have clawback policies in place relating to recoupment of compensation in the event of accounting restatements and misconduct of our executives, as described below under “Clawback Policies.” Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on our Company.

Compensation Components and Fiscal 2025 Compensation Decisions

We believe that our executive compensation policies and practices appropriately align the interests of our executives with those of our stockholders and emphasize the shared responsibility of our executive officers for the Company’s financial performance. Accordingly, the compensation of our Named Executive Officers is heavily weighted toward “at-risk” performance-based compensation.

The primary components of compensation for our Named Executive Officers in 2025 included base salary (“fixed compensation”), annual performance-based cash incentives under our AIP and long-term cash and/or equity incentives under our Long-Term Incentive Plan (“LTIP”). The annual weight of each component leads to the following allocation of potential compensation that each executive can earn:

CEO Target Compensation
27%
73%
Performance-
Based
46%
27%
Fixed - Salary
Annual Incentive Plan
Long-Term Incentive Plan

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The components of executive compensation are as follows:

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Base salary

Base salary represents the fixed component of an executive’s annual compensation. In order to attract and retain top executive talent, we believe that it is important that our base salary be competitive, generally at or near the median of our industry peers.

Base salaries are reviewed annually, and adjustments are influenced by the Company’s performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals. Additionally, adjustments may be considered with respect to an individual’s promotion that may occur during the fiscal year and any modifications in the individual’s level of responsibility.

The Compensation Committee expects the Chief Executive Officer’s base salary to be at or near the peer group median and to approximate 25%-33% of his target direct compensation. The base salary of our other Named Executive Officers is recommended by our Chief Executive Officer to the Compensation Committee for its review and approval and targets the median of the peer group and published industry compensation surveys.

In April 2025, the Company and Mr. Stratton entered into a temporary addendum to his employment agreement in connection with his assumption of additional responsibilities overseeing the Company’s information and technology function following the departure of the Chief Information Officer. As compensation for these additional duties, Mr. Stratton is receiving a temporary bi‑weekly salary increase of $2,500. The addendum will remain in effect until a new chief information officer is appointed or the Company terminates the addendum.

•
Performance-based annual incentive plan (AIP)

The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should tie directly to our Company’s financial performance. The Company’s AIP is an annual performance-based incentive plan that provides a cash award to participants based on achievement of specified corporate, departmental and individual targets.

2025 AIP Awards

On March 28, 2025, the Compensation Committee established the financial, operating and performance metrics for the 2025 AIP. Traditionally, the metrics for the AIP have been focused on the financial and operating performance of the Company in relation to our Board-approved budget. However, given the ongoing economic headwinds that have negatively impacted consumer discretionary spending, particularly in the big + tall sector and in an effort to keep employees engaged and motivated to achieve our strategic objectives should the macroeconomic situation not begin to improve in 2025, the Compensation Committee once again added a second tier to the 2025 AIP program that was a relative measure, comparing the Company’s financial performance in fiscal 2025 against the financial performance of its 2025 peer group, as listed above under “Our Peer Group.”

Under this two-tier structure, the payout related to corporate or departmental targets accounted for 80% of the potential award and was determined based on the higher achievement of either TIER I (based on the Company’s approved financial plan) or TIER II (based on the relative financial performance of the Company to its 2025 peers).

TIER I Company performance metrics consisted of corporate targets for Sales and Adjusted EBITDA and departmental targets, if applicable, for Store Operations, Marketing & Digital, and Merchandise/Planning and Allocation. Under TIER I, the Company’s financial performance metrics accounted for 80% of the potential award for Messrs. Kanter, Stratton and Molloy and 40% of the potential award for Mr. Gaeta and Ms. Surette. Mr. Gaeta’s performance metrics included specific store operation targets, and Ms. Surette's performance metrics included specific merchandising, planning and allocation targets, which accounted for 40% of their respective potential awards. The performance metrics were derived from the Company’s annual operating plan for fiscal 2025. The Compensation Committee believed that sales and adjusted EBITDA continued to be the two most significant financial metrics for the 2025 AIP.

TIER II Company performance metrics consisted of corporate targets for Comparable Sales and Adjusted EBITDA Margin, each accounting for 40% of the potential award for each participant. Our Comparable Sales and Adjusted EBITDA Margin results for fiscal 2025 were compared to our 2025 peer group on a quartile ranking. For each metric, if the Company ranked in (i) the top quartile, the payout would be 100%; (ii) the second quartile, the payout would be 75%; and (iii) the third quartile, the payout would be 50%. No payout would be earned if the Company finished in the fourth quartile.

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Individual performance metrics consisted of discretionary personal goals that accounted for the remaining 20% of the potential award for each of the Named Executive Officers under either TIER I or TIER II. See footnote 6 to the table below for a discussion of these individual targets.

For fiscal 2025, Mr. Kanter’s target participation in the AIP was at 100% of his earned salary with the potential to earn up to 200% of the TIER I corporate targets and 100% of the TIER II corporate targets, Mr. Stratton’s target participation was 60% of his earned salary with the potential to earn up to 150% of the TIER I corporate targets and 100% of the TIER II corporate targets, and the target participation for Messrs. Gaeta and Molloy and Ms. Surette was 50% of their respective earned salaries with the potential to earn up to 150% of the TIER I corporate and departmental targets and 100% of the TIER II corporate targets.

The 2025 AIP metrics were intended to be achievable, with an approximate 50% probability of achievement. The 2025 AIP performance metrics and actual results against these metrics were as follows:

	Metric	Award % Weight for Metric, other than Mr. Gaeta and Ms. Surette	Award % Weight for Metric for Mr. Gaeta	Award % Weight for Metric for Ms. Surette	Minimum/Maximum Potential Payout	2025 Target	2025 Actual	Payout % Earned
TIER I - Company's Financial Performance (1)

Corporate - Target 1	Sales	40.0%	20.0%	20.0%	100% payout at target, with 50% payout at 97.2% of target and 150% payout at 101.8% of target, with the exception of Mr. Kanter who is eligible for a maximum payout of 200% at 101.8% of target.	$485.2 million	$437.0 million	0.0%
Corporate - Target 2	Adjusted EBITDA Margin (2)	40.0%	20.0%	20.0%	100% payout at target, with 50% payout at 86.5% of target and 150% payout at 108.1% of target, with the exception of Mr. Kanter who is eligible for a maximum payout of 200% at 108.1% of target.	4.3%	0.4%	0.0%
Departmental Goals, if applicable	Store Operations	-	40.0%	-	Includes payroll as a percentage of sales target, store net promoter score target and store conversion target.	(3)	(3)	(3)
	Merchandise, Planning and Allocation	-	-	40.0%	Includes sales by category, gross margin by category, inventory turn and store conversion target.	(3)	(3)	(3)

TIER II - Company’s Financial Performance Measured Against the Company's 2025 Peers (1)

Corporate - Target 1	Comparable Sales (4)	40.0%	40.0%	40.0%	Top Quartile 100%; 2nd Quartile 75%; 3rd Quartile 50%; 4th Quartile no payout.	Top Quartile	4th Quartile	0.0%
Corporate - Target 2	Adjusted EBITDA Margin (5)	40.0%	40.0%	40.0%	Top Quartile 100%; 2nd Quartile 75%; 3rd Quartile 50%; 4th Quartile no payout.	Top Quartile	3rd Quartile	20.0%

INDIVIDUAL PERFORMANCE (6)

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Individual Targets	Discretionary- Personal Goals	20.0%	20.0%	20.0%	Discretionary, at target, based upon individual performance, as evaluated by the Chief Executive Officer (except with respect to the Chief Executive Officer, whose individual performance was evaluated by the Compensation Committee). Participants were eligible to receive a discretionary award up to 30%, with the exception of Mr. Kanter who was eligible to receive a discretionary award up to 40%.	20%	Varied by NEO	20.0% to 30.0%

(1)
The Company did not achieve the Corporate Metrics under TIER I. Under TIER II, the Company did not achieve the Comparable Sales metric but achieved the Adjusted EBITDA Margin metric at threshold.
(2)
Adjusted EBITDA was calculated as earnings before interest, taxes, depreciation and amortization and before any impairment of assets and transaction-related costs associated with the pending merger. Adjusted EBITDA Margin was then calculated by dividing Adjusted EBITDA by total sales as reported.
(3)
The target for store net promoter score for fiscal 2025 was 81 and the actual net promoter score achieved was 84 for fiscal 2025, or 150% of target. The Company does not publicly disclose its store conversion rates, payroll as a percentage of sales, sales by category or gross margin by category. Any discussion of metrics is limited to the percentage and/or dollar increase or decrease over a comparable period. Store conversion achieved 75% of target. If there had not been an award under TIER II, Mr. Gaeta and Ms. Surette would have been entitled to an award payout under certain of these TIER I metrics. The Company failed to meet the minimum threshold for payroll as a percentage of sales, inventory turn, sales by category and gross margin by category.
(4)
Each peer has its own calculation for comparable sales as it relates to treatment of new stores, remodeled stores or closed stores. For purposes of this metric, however, the Company relied on each peer's reported comparable sales results. For the few peers that do not report comparable sales, the Company used total sales and considered store openings/closings.
(5)
Adjusted EBITDA was calculated for all peers on a basis consistent with how the Company defines Adjusted EBITDA Margin, which is earnings before interest, taxes, depreciation and amortization and adjusted for any impairment (gain) of assets, restructuring and severance charges and other non-recurring items, such as the Company's transaction-related costs. Adjusted EBITDA Margin was then calculated by dividing Adjusted EBITDA by total sales as reported.
(6)
Personal goals are part of the Company’s annual performance review. At the start of the fiscal year, each associate, including each of our Named Executive Officers, develops his/her “SMART” (specific, measurable, achievable, relevant and time-bound) goals, each containing a quantifiable measure. The personal goals for Messrs. Gaeta and Molloy and Ms. Surette, which are approved by the Chief Executive Officer, consisted of a combination of quantifiable goals specific to their respective corporate function. Mr. Gaeta’s personal goals were directly tied to the Company's stores achieving their metrics, as well as team development. Mr. Molloy’s personal goals were tied to ensuring strong corporate governance, legal and ethical compliance, and legal support and guidance throughout the organization. Ms. Surette’s personal goals were strategic and tied to inventory management to maximize sales and gross margin growth, new business initiatives, brand awareness and team development. The personal goals for our Chief Financial Officer were quantifiable and were tied directly to the Company's performance, as well as team development and professional development of staff. Our Chief Executive Officer’s personal goals were tied to the Company's current performance and strategic initiatives under the Company’s long-term strategic plan.

As a result of achieving the performance metric for Adjusted EBITDA margin at threshold, together with each NEO's individual performance target, in March 2026, the Compensation Committee approved cash bonus payouts to our NEOs as follows:

Named Executive Officer	Payout at Target	Total Payout %	Total Cash Payout
Harvey S. Kanter	$850,000	50%	$425,000
Peter H. Stratton, Jr.	$283,776	50%	$141,888
Anthony J. Gaeta	$206,000	40%	$82,400
Robert S. Molloy	$198,790	50%	$99,395
Allison Surette	$193,125	40%	$77,250

2026 AIP

On March 16, 2026, the Compensation Committee established the financial, operating and performance metrics for the 2026 AIP. Over the past two years, our financial performance has been directly impacted by the continued uncertainty

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surrounding the U.S. economy and reduced consumer discretionary spending, particularly within the big + tall sector. The financial plan and the established metrics for fiscal 2026 reflect the current environment. Unlike the 2025 AIP, the threshold, or 50% potential payout, is based on achievement of the 2026 financial plan. Accordingly, in order to achieve 100% payout at target or 150% payout (200% for Mr. Kanter) at maximum, actual performance must exceed the 2026 financial plan. The Compensation Committee also eliminated the Tier II metric which measured the Company’s performance against its peers.

The Company performance metrics are structured in the same manner as the Tier I of the 2025 AIP and consist of corporate targets for Sales and Adjusted EBITDA with departmental targets for Store Operations, Marketing & Digital, and Merchandise/Planning and Allocation. The Company’s financial performance metrics account for 80% of the potential award for Messrs. Kanter, Stratton and Molloy and 40% of the potential award for Mr. Gaeta and Ms. Surette. Mr. Gaeta’s performance metrics include specific store operations and FiTMAP targets, and Ms. Surette's performance metrics include specific merchandise, planning and allocation and account for 40% of their respective targets.

Individual performance targets consisting of discretionary personal goals account for the remaining 20% of the potential award for each of the Named Executive Officers. Mr. Kanter has the potential to earn up to 200% of his individual target, and Messrs. Stratton, Gaeta and Molloy and Ms. Surette have the potential to earn up to 150% of their individual targets.

The 2026 AIP performance metrics approved by the Compensation Committee are as follows:

	Metric	Award % Attributable to Metric, other than Mr. Gaeta and Ms. Surette	Award % Attributable to Metric for Mr. Gaeta	Award % Attributable to Metric for Ms. Surette	Minimum/Maximum Potential Payout
Company's Financial Performance

Corporate - Target 1	Sales	40.0%	20.0%	20.0%

Threshold: 50% payout if the financial plan achieved.

Target: 100% payout at 103.4% of the financial plan.

Maximum: 150% payout at 106.8% of the financial plan, with the exception of Mr. Kanter who is eligible for a maximum payout of 200%, if achieved.

Corporate - Target 2	Adjusted EBITDA ($)	40.0%	20.0%	20.0%

Threshold: 50% payout if financial plan achieved.

Target: 100% payout if Adjusted EBITDA exceeds financial plan by $4.1 million.

Maximum: 150% payout if Adjusted EBITDA exceeds financial plan by $8.2 million, with the exception of Mr. Kanter who is eligible for a maximum payout of 200% if achieved.

Departmental Goals, if applicable	Store Operations	-	30.0%	-	Includes payroll as a percentage of sales target, net promoter score target and store conversion target
	Merchandising, Planning and Allocation	-	-	40.0%	Includes targets for sales by category, gross margin rate by category, inventory turn and store conversion rate.
	FiTMAP	-	10.0%	-	Includes scan penetration and store comp sales lift.

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Departmental goals payouts range from 50% (which is based off of the financial plan) to 150%, dependent upon achievement of the various targets.
Individual Targets	Discretionary- Personal Goals	20.0%	20.0%	20.0%

Discretionary, at target, based upon individual performance, as evaluated by the Chief Executive Officer (except with respect to the Chief Executive Officer, whose individual performance will be evaluated by the Compensation Committee). Participants are eligible to receive a discretionary award up to 30%, with the exception of Mr. Kanter who is eligible to receive a discretionary award up to 40%.

The above targets were derived from the Company’s annual operating plan and budget for the 2026 fiscal year. If the 2026 operating plan and budget is achieved, the payout would be 50% of target. In order for a participant to receive 100% of target or more, the Company must exceed its financial plan for fiscal 2026. The metrics at threshold are intended to be achievable, with an approximate 50% probability of achievement. The likelihood of achieving a payout equal to or greater than 100% reflects the challenges given the continuing uncertainty with respect to the economy, higher costs, and consumer discretionary spending.

For fiscal 2026, Mr. Kanter will continue to participate at 100% of his salary, Mr. Stratton will continue to participate at 60% of his salary, and Messrs. Gaeta and Molloy and Ms. Surette will continue to participate at 50% of their respective salaries.

•
Long-Term Incentive Plans

The Company’s LTIPs are designed to ensure that the interests of our executives are aligned with those of our stockholders to create sustainable shareholder value and to promote executive retention. Awards under each LTIP consist of a combination of time-based and performance-based awards for which payouts may consist of cash or equity or a combination of both. The performance-based portion of each LTIP is based on financial metric(s) measured over a three-year performance cycle. All equity awards granted under each LTIP are issued from the Company’s stockholder-approved 2016 Incentive Compensation Plan, as amended (the “2016 Plan”). Participants in the LTIPs are eligible to receive awards based on their “Target Cash Value,” which is defined as the participant’s annual base salary multiplied by his or her LTIP percentage. Under each LTIP, 50% of each participant’s Target Cash Value is subject to time-based vesting and 50% is subject to performance-based vesting.

Effective beginning with the 2022-2024 LTIP, the LTIPs include a “Structured Retirement” provision, which provides an opportunity for greater vesting upon retirement where the participant assists the Company in ensuring the succession of the participant’s position within the Company prior to the participant’s retirement. In order to be eligible to participate in a Structured Retirement, (i) the participant must terminate employment after meeting the age and service requirements set forth in the LTIP, (ii) the Compensation Committee must confirm through proper corporate action that the participant has met all of the succession planning objectives set by the Compensation Committee for the participant, (iii) the participant must continue to work until the date required by the Compensation Committee (which may not be more than 60 days after the Compensation Committee confirms that the objectives have been met), and (iv) the participant must execute a release of claims in favor of the Company. The final determination as to whether the requirements of a Structured Retirement have been met is in the sole discretion of the Compensation Committee.

2023-2025 LTIP

The performance period for the Company’s 2023-2025 LTIP ended on January 31, 2026. The time-based awards under the 2023-2025 LTIP were granted in a combination of 50% Restricted Stock Units ("RSUs") and 50% cash that vests over four years, with the last tranche vesting on April 1, 2027.

The performance target, which was established by the Compensation Committee on May 1, 2023, was a three-year relative total shareholder return (“TSR”) as compared to the Company’s 2023 peer group. Based on the Company’s 3-year relative TSR, as compared to the 3-year relative TSR of its 2023 peer group, the Company fell within the fourth quartile and, as a result, no performance award was earned for the 2023-2025 LTIP.

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2023-2025 Performance-Based Component

Metric	Potential Payout	Target	Actual	Payout %
3 year relative TSR as compared to 2023 disclosed proxy peers (1)	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% payout (1st quartile). No payout in the 4th quartile.	2nd quartile	4th quartile	0%

(1) For the Company and each of its 2023 disclosed proxy peers, the three-year relative TSR was calculated as the percentage change in the 30-day trailing volume-weighted average closing stock price at January 27, 2023 and January 30, 2026, adjusted for any dividends paid.

2024-2026 LTIP and 2025-2027 LTIP

The following is a summary of the 2024-2026 LTIP and 2025-2027 LTIP in effect, but not completed, as of January 31, 2026:

Summary of LTIPs	2024-2026		2025-2027
Effective date	April 1, 2024		April 1, 2025
Performance period	3 years		3 years
End of Performance Period	January 30, 2027		January 29, 2028
Target cash value	Annual Salary * Participation Rate		Annual Salary * Participation Rate
	Time-Based	Performance-Based	Time-Based	Performance-Based
Allocation of Target Cash Value	50%	50%	50%	50%
Award type	at effective date: 50% RSUs 50% Cash	RSUs, Cash or a combination thereof, when earned	at effective date: 50% RSUs 50% Cash	RSUs, Cash or a combination thereof, when earned
Vesting period	25% April 1, 2025 25% April 1, 2026 25% April 1, 2027 25% April 1, 2028	any award earned subject to additional vesting through August 31, 2027	25% April 1, 2026 25% April 1, 2027 25% April 1, 2028 25% April 1, 2029	any award earned subject to additional vesting through August 31, 2028

Performance Targets (1):	Target:	Min/Max Payout:	Target:	Min/Max Payout:
	3-year relative TSR as compared to 2024 disclosed proxy peers (2) (100% weight)	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% payout (1st quartile). No payout in the 4th quartile.	3-year relative TSR as compared to 2025 disclosed proxy peers (3) (100% weight)	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% payout (1st quartile). No payout in the 4th quartile.

(1)
The Compensation Committee established just one performance metric, “Three-Year Relative Total Shareholder Return,” for both LTIPs and believed that this metric appropriately aligned management with the interests of our stockholders.
(2)
For the Company and each of its 2024 disclosed proxy peers, the three-year relative TSR will be calculated as the percentage change in the 30-day trailing volume-weighted average closing stock price at February 2, 2024 and January 29, 2027, adjusted for any dividends paid.
(3)
For the Company and each of its 2025 disclosed proxy peers, the three-year relative TSR will be calculated as the percentage change in the 30-day trailing volume-weighted average closing stock price at January 31, 2025 and January 28, 2028, adjusted for any dividends paid.

At the time of establishing the performance targets, the Compensation Committee believed that the single performance metric of a Three-Year Relative Total Shareholder Return reflected the Company’s primary objective of earnings growth and driving shareholder return.

The following table illustrates the components of the LTIPs with the respective vesting dates, illustrating that the time-based portion of the LTIP acts as a retention tool:

		% of	Vesting of Awards by Fiscal Year:
Approval date	Performance Period	total award	2025	2026	2027	2028	2029
April 1, 2024	2024-2026 LTIP
	Time-Based Awards, vest April 1 (1), subject to forfeiture	50%	25%	25%	25%	25%	—
	Performance-Based Awards- vest August 31, if achieved	50%	—	—	100%	—	—

April 1, 2025	2025-2027 LTIP
	Time-Based Awards, vest April 1 (1), subject to forfeiture	50%	—	25%	25%	25%	25%
	Performance-Based Awards- vest August 31, if achieved	50%	—	—	—	100%	—
(1)
The first tranche of time-based awards vests on April 1 following the end of the first year of the performance period or one year from the date of grant, whichever is later.

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2026-2028 LTIP

The Company has not yet established a long-term incentive plan for fiscal 2026. Pursuant to the terms of the plan, the Company has until November 2, 2026 to approve and establish a performance target or targets for the 2026-2028 performance period.

•
Discretionary Cash and Equity Awards

No discretionary cash or equity awards were granted to our Named Executive Officers in fiscal 2025.

•
Other Compensation

We offer our senior executives, including our Named Executive Officers, supplemental disability insurance and long-term care and pay a portion of the premiums, which we do not pay for our other employees.

Our Named Executive Officers also receive benefits under certain group health, long-term disability and life insurance plans that are generally available to all of our eligible employees.

After six months of service with us, all of our employees, including our Named Executive Officers, are eligible to participate in a 401(k) savings plan and, after one year of employment with us, are eligible for a Company match. Under the 401(k) savings plan, the Company offers a qualified automatic contribution arrangement (“QACA”), with the Company matching 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).

We have employment agreements with our Chief Executive Officer and all of our other Named Executive Officers. Upon termination of employment, each executive is entitled to receive severance payments under his or her employment agreement and under the Company’s incentive programs in the event of a termination without justifiable cause. These employment agreements and incentive programs, as they relate to terminations, are discussed in detail below in the section “Employment Agreements” following the “Summary Compensation Table.” Our employment agreements do not contain any tax gross-ups pursuant to Section 280(g) of the Internal Revenue Code.

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Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to our Named Executive Officers for fiscal 2025.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Harvey S. Kanter	2025	$850,000	—	$361,250	—	$813,078	$160,135	$2,184,463
President and Chief Executive	2024	$850,000	—	$722,498	—	$1,162,110	$159,960	$2,894,568
Officer	2023	$866,346	—	$2,765,938	—	$2,167,112	$159,627	$5,959,023

Peter H. Stratton, Jr.	2025	$472,960	—	$94,322	—	$236,491	$27,598	$831,371
Executive Vice President, Chief	2024	$415,923	—	$183,147	—	$305,343	$27,498	$931,911
Financial Officer and Treasurer	2023	$414,827	—	$91,571	—	$514,760	$27,122	$1,048,280

Anthony J. Gaeta	2025	$412,000	—	$72,099	—	$147,696	$24,373	$656,168
Chief Stores and Real Estate	2024	$408,769	—	$126,874	—	$219,772	$24,048	$779,463
Officer	2023	$391,827	—	$56,872	—	$400,383	$23,678	$872,760

Robert S. Molloy	2025	$397,580	—	$69,576	—	$174,667	$27,966	$669,789
General Counsel and Secretary	2024	$394,462	—	$135,099	—	$240,958	$28,546	$799,065
	2023	$393,423	—	$67,549	—	$458,060	$29,302	$948,334

Allison Surette	2025	$386,250	—	$67,593	—	$141,409	$33,949	$629,201
Chief Merchandising Officer	2024	$383,221	—	$120,572	—	$210,977	$33,774	$748,544
	2023	$376,577	—	$61,249	—	$376,464	$33,336	$847,626

(1)
The amounts reflect the fair value, as of the grant date, of awards computed in accordance with the Financial Accounting Standards Board ASC Topic 718, and not the actual amounts paid to or realized by the Named Executive Officers during the applicable fiscal year. The fair value of performance stock units, with a market condition, was valued as of the date of grant using a Monte Carlo valuation model. Additional information regarding the assumptions used to estimate the fair value of all awards is included in Note A and Note I to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.
(2)
The amounts reflect the grant-date fair value of time-based RSUs issued under the 2025-2027 LTIP, which will vest in four tranches with the first 25% vesting on April 1, 2026, and the remaining tranches vesting on April 1, 2027, April 1, 2028 and April 1, 2029.

The fair value associated with the performance-based component of the equity awards under the 2025-2027 LTIP was determined based on the probable outcome of the performance conditions as of the service-inception date. Because the achievement of the performance targets under the 2025-2027 LTIP was not deemed probable as of the service-inception date, no value was attributed to the performance-based portion of these awards. In addition, performance-based compensation is a liability-based award until earned, at which time it can be settled in a combination of cash and/or equity. The following table reflects the fair value of the performance-based equity portion of the 2025-2027 LTIP assuming that 50% of the award is settled in equity and that the payout achieved is the highest level of performance for each of the Named Executive Officers:

Harvey S. Kanter	$541,875
Peter H. Stratton, Jr.	$141,483
Anthony J. Gaeta	$108,150
Robert S. Molloy	$104,365
Allison Surette	$101,391
(3)
Represents cash awards earned under the 2025 AIP, the fourth tranche of time-vested cash of the 2021-2023 LTIP, the third tranche of time-vested cash under the 2022-2024 LTIP, the second tranche of time-vested cash under the 2023-2025 LTIP and the first tranche of time-vested cash under the 2024-2026 LTIP. See table “2025 Non-Equity (Cash) Incentive Plan Compensation” below for additional detail.
(4)
See table “All Other Compensation” below for a breakdown of 2025 amounts reflected in this column.

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2025 Non-Equity (Cash) Incentive Plan Compensation. The following table provides a breakdown of the amounts for fiscal 2025 in the “2025 Non-Equity (Cash) Incentive Plan Compensation” column of the Summary Compensation Table above:

Name	Annual Incentive Plan (1)	2021-2023 LTIP Time-Based(2)	2022-2024 LTIP Time-Based (2)	2023-2025 LTIP Time-Based (2)	2024-2026 LTIP Time-Based (2)	Total Non- Equity (Cash)
Harvey S. Kanter	$425,000	$117,140	$90,313	$90,312	$90,313	$813,078
Peter H. Stratton, Jr.	$141,888	$25,922	$22,893	$22,894	$22,894	$236,491
Anthony J. Gaeta	$82,400	$19,359	$14,218	$14,219	$17,500	$147,696
Robert S. Molloy	$99,395	$24,609	$16,888	$16,887	$16,888	$174,667
Allison Surette	$77,250	$18,703	$13,738	$15,312	$16,406	$141,409
(1)
Each Named Executive Officer earned a cash bonus under the 2025 AIP. See “Compensation, Discussion and Analysis-Compensation Components and Fiscal 2025 Compensation Decisions, Performance-based annual incentive plan and Long-term incentive plans” for more information about the payouts under the 2025 AIP.
(2)
Represents the vesting of the fourth tranche of the time-based cash award granted of the time-based cash award granted in March 2021 under the 2021-2023 LTIP, the third tranche of the time-based cash award granted in April 2022 under the 2022-2024 LTIP, the second tranche of the time-based cash award granted in April 2023 under the 2023-2025 LTIP and the first tranche of the time-based award granted in April 2024 under the 2024-2026 LTIP. See “Compensation, Discussion and Analysis-Compensation Components and Fiscal 2025 Compensation Decisions, Performance-based annual incentive plan and Long-term incentive plans” for more information.

All Other Compensation. The following table provides a breakdown of the amounts for fiscal 2025 in the “All Other Compensation” of the Summary Compensation Table above:

Name	Auto Allowance	401(k)	Long-Term Healthcare Premiums	Supplemental Disability Insurance	Travel Allowance	Other	Total Other Compensation
Harvey S. Kanter	$10,000	$12,250	$12,876	$5,009	$120,000	$—	$160,135
Peter H. Stratton, Jr.	$8,400	$12,250	$3,885	$3,063	$—	$—	$27,598
Anthony J. Gaeta	$8,400	$12,250	$—	$3,573	$—	$150	$24,373
Robert S. Molloy	$8,400	$12,250	$4,818	$2,498	$—	$—	$27,966
Allison Surette	$8,400	$12,250	$10,465	$2,834	$—	$—	$33,949

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Grants of Plan-Based Awards. The following table sets forth certain information with respect to plan-based awards granted to the Named Executive Officers in fiscal 2025.

2025 GRANTS OF PLAN-BASED AWARDS

		Service	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Inception	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	($) (1)	($) (1)	($) (1)	(#)	(#)	($ / Sh)	($)
Harvey S. Kanter
2025 AIP (2)	3/28/2025		$170,000	$850,000	$1,700,000	—	—	—	—	—	—	—
2025-2027 LTIP, Time-Based (3)	4/1/2025	2/1/2025	—	$361,250	—	—	—	—	240,833	—	—	$361,250
2025-2027 LTIP, Performance-Based (3)		2/1/2025	$180,625	$361,250	$541,875	$180,625	$361,250	$541,875	—	—	—	—
Peter H. Stratton, Jr.
2025 AIP (2)	3/28/2025		$56,755	$283,776	$425,664	—	—	—	—	—	—	—
2025-2027 LTIP, Time-Based (3)	4/1/2025	2/1/2025	—	$94,322	—	—	—	—	62,881	—	—	$94,322
2025-2027 LTIP, Performance-Based (3)		2/1/2025	$47,161	$94,322	$141,483	$47,161	$94,322	$141,483	—	—	—	—
Anthony J. Gaeta
2025 AIP (2)	3/28/2025		$41,200	$206,000	$309,000	—	—	—	—	—	—	—
2025-2027 LTIP, Time-Based (3)	4/1/2025	2/1/2025	—	$72,100	—	—	—	—	48,066	—	—	$72,099
2025-2027 LTIP, Performance-Based (3)		2/1/2025	$36,050	$72,100	$108,150	$36,050	$72,100	$108,150	—	—	—	—
Robert S. Molloy
2025 AIP (2)	3/28/2025		$39,758	$198,790	$298,185	—	—	—	—	—	—	—
2025-2027 LTIP, Time-Based (3)	4/1/2025	2/1/2025	—	$69,577	—	—	—	—	46,384	—	—	$69,576
2025-2027 LTIP, Performance-Based (3)		2/1/2025	$34,788	$69,577	$104,365	$34,788	$69,577	$104,365	—	—	—	—
Allison Surette
2025 AIP (2)	3/28/2025		$38,625	$193,125	$289,688	—	—	—	—	—	—	—
2025-2027 LTIP, Time-Based (3)	4/1/2025	2/1/2025	—	$67,594	—	—	—	—	45,062	—	—	$67,593
2025-2027 LTIP, Performance-Based (3)		2/1/2025	$33,797	$67,594	$101,391	$33,797	$67,594	$101,391	—	—	—	—

(1)
Performance-based awards under the LTIP plans are denominated in dollars at the service inception date and are accounted for as a liability during the performance period. The actual grant date of equity awards, if any, will occur only if the performance targets are achieved and only if the Compensation Committee were to decide to grant a portion or all of the award in the form of equity. For purposes of this table, it is assumed that any performance-based award earned under the 2025-2027 LTIP would be granted in a combination of 50% cash and 50% equity. See footnote 3 below for additional information on the 2025-2027 LTIP.
(2)
The threshold payout for each executive assumes the achievement of only the individual personal goals, the target payout assumes 100%, and the maximum payout assumes 150% of the payout targets under the 2025 AIP, with the exception of the maximum payout for Mr. Kanter, which is 200%. See “Compensation Components and Fiscal 2025 Compensation Decisions - Performance-based annual incentive plan – 2025 AIP” for more information on the targets set under the 2025 AIP. The respective actual cash payment made to each of the Named Executive Officers under the 2025 AIP is included in the “Summary Compensation Table” for fiscal 2025.
(3)
Effective April 1, 2025, the Compensation Committee approved the performance target for the 2025-2027 LTIP. The performance-based awards represent 50% of the total potential payout under the 2025-2027 LTIP and assume that 50% is payable in cash and 50% payable in equity. The amounts in the above table represent the dollar value of any future grant of cash and equity assuming a potential payout at threshold, target and maximum for each executive estimated based on achieving 50%, 100% and 150%, respectively, of the payout targets set by the Compensation Committee. The actual grant of equity will occur only if the performance targets are achieved and only if the Compensation Committee decides to grant a portion or all of the award in equity. The remaining 50% of the total potential payout under the 2025-2027 LTIP represents time-based awards, which were granted 50% cash and 50% in RSUs. The above table reflects the cash award and the RSUs that were granted on April 1, 2025. The cash award and the RSUs vest in four equal tranches, with the first tranche vesting on April 1, 2026, and the remaining tranches vesting on April 1, 2027, April 1, 2028, and April 1, 2029. See “Compensation Components and Fiscal 2025 Compensation Decisions - Long-term incentive plans - 2025-2027 Performance Period” above for more information on the targets.

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Outstanding Equity Awards at Fiscal Year-End. The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2025.

2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
Harvey S. Kanter	—	—	—				—		—	573,000	(2)	391,359
	—	—	—				17,990	(3)	$12,287	—		—
	—	—	—				41,144	(4)	$28,101	—		—
	—	—	—				76,320	(5)	$52,127	—		—
	—	—	—				240,833	(6)	$164,489	—		—
	150,000	—	—	(7)	$0.64	6/10/2030	—		—	—		—
	442,040	—	—	(8)	$0.53	6/11/2030	—		—	—		—
	251,970	—	—	(9)	$0.69	3/8/2031	—		—	—		—
	70,843	—	—	(10)	$0.75	3/9/2031	—		—	—		—

Peter H. Stratton, Jr.	175,636	—	—	(8)	$0.53	6/11/2030	—		—	—		—
	74,344	—	—	(9)	$0.69	3/8/2031	—		—	—		—
	36,116	—	—	(10)	$0.75	3/9/2031	—		—	—		—
	—	—	—				4,560	(3)	$3,114	—		—
	—	—	—				10,429	(4)	$7,123	—		—
	—	—	—				19,346	(5)	$13,213	—		—
	—	—	—				62,881	(6)	$42,948	—		—

Anthony J. Gaeta	146,108	—	—	(8)	$0.53	6/11/2030	—		—	—		—
	55,522	—	—	(9)	$0.69	3/8/2031	—		—	—		—
	16,058	—	—	(10)	$0.75	3/9/2031	—		—	—		—
	—	—	—				2,832	(3)	$1,934	—		—
	—	—	—				6,477	(4)	$4,424	—		—
	—	—	—				14,788	(5)	$10,100	—		—
	—	—	—				48,066	(6)	$32,829	—		—

Robert S. Molloy	125,731	—	—	(8)	$0.53	6/11/2030	—		—	—		—
	50,579	—	—	(9)	$0.69	3/8/2031	—		—	—		—
	14,287	—	—	(10)	$0.75	3/9/2031	—		—	—		—
	—	—	—				3,364	(3)	$2,298	—		—
	—	—	—				7,693	(4)	$5,254	—		—
	—	—	—				14,271	(5)	$9,747	—		—
	—	—	—				46,384	(6)	$31,680	—		—

Allison Surette	4,261	—	—	(11)	$5.30	9/26/2032	—		—	—		—
	141,155	—	—	(8)	$0.53	6/11/2030	—		—	—		—
	53,640	—	—	(9)	$0.69	3/8/2031	—		—	—		—
	26,058	—	—	(10)	$0.75	3/9/2031	—		—	—		—
	—	—	—				2,736	(3)	$1,869	—		—
	—	—	—				6,976	(4)	$4,765	—		—
	—	—	—				13,864	(5)	$9,469	—		—
	—	—	—				45,062	(6)	$30,777	—		—

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(1)
The value of shares was calculated using the closing price of our common stock of $0.68 on January 31, 2026.
(2)
This award represents an award granted to Mr. Kanter in August 2023 in connection with the extension of his employment agreement. The award will vest, if at all, in nine installments when the trailing 30-day volume-weighted average closing price of a share of the Company’s common stock meets or exceeds $6.50, $6.75, $7.00, $7.25, $7.50, $7.75, $8.00, $8.25 and $8.50, respectively, subject to a minimum one-year vesting from the date of grant. Any unvested PSUs will expire on August 11, 2026.
(3)
These awards represent the unvested portion of RSUs granted on April 9, 2022 in connection with our 2022-2024 LTIP. These awards on April 1, 2026.
(4)
These awards represent the unvested portion of RSUs granted on May 1, 2023 in connection with our 2023-2025 LTIP. These awards vest in two remaining equal tranches on April 1, 2026 and April 1, 2027.
(5)
These awards represent RSUs granted on April 1, 2024 in connection with our 2024-2026 LTIP. These awards vest in three equal tranches on April 1, 2026, April 1, 2027 and April 1, 2028.
(6)
These awards represent RSUs granted on April 1, 2025 in connection with our 2025-2027 LTIP. These awards vest in four equal tranches on April 1, 2026, April 1, 2027, April 1, 2028 and April 1, 2029.
(7)
This award represents a discretionary grant of stock options to Mr. Kanter in fiscal 2020 that vested in three equal tranches.
(8)
These awards represent stock options granted on June 11, 2020 in connection with the time-based portion of our 2020-2022 LTIP. All remaining outstanding stock options are fully vested.
(9)
These awards represent stock options granted on March 8, 2021 in connection with the time-based portion of our 2021-2023 LTIP. All remaining outstanding stock options are fully vested.
(10)
These awards represent a discretionary grant of stock options on March 9, 2021 to Mr. Kanter and the active members of management who were participants in the 2018-2020 LTIP. All remaining outstanding stock options are fully vested.
(11)
This award represents a pro-rata grant of stock options issued to Ms. Surette in connection with her promotion in fiscal 2016 in accordance with the terms of the LTIP.

Option Exercises and Stock Vested Table. The following table sets forth information for the Named Executive Officers with respect to the exercise of option awards and the vesting of stock awards during fiscal 2025.

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2025 OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Aquired on Vesting (#)(2)	Value Realized on Vesting ($) (3)
Harvey S. Kanter	—	$—	311,435	$412,632
Peter H. Stratton, Jr.	—	$—	78,947	$104,600
Anthony J. Gaeta	—	$—	49,956	$66,313
Robert S. Molloy	—	$—	58,235	$77,158
Allison Surette	—	$—	48,482	$64,386

(1)
There were no exercises of stock options in fiscal 2025.
(2)
The stock awards that vested during fiscal 2025 include the time-based awards granted under the 2022-2024 LTIP, 2023-2025 LTIP and the 2024-2026 LTIP, as well as the RSUs granted for the performance-based compensation under the 2022-2024 LTIP which vested on August 31, 2025.
(3)
The “Value Realized on Vesting” is the market price of the underlying security on the date of vesting. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares or that the underlying shares were sold on the date of vesting. Furthermore, such value realized does not take into consideration individual income tax consequences.

Pension Benefits

None of our Named Executive Officers was a participant in any pension plan and, therefore, none has accumulated benefits.

Non-Qualified Deferred Compensation

We do not offer our executive officers or employees any defined contribution or similar plan that provides for the deferral of compensation on a basis that is not tax-qualified. We offer a 401(k) savings plan to all of our employees eligible to participate, as further described below.

401(k) Plan

The Company has one defined contribution plan, the Destination XL Group, Inc. 401(k) Savings Plan (the “401(k) Plan”). Under the 401(k) Plan, the Company offers a QACA, with the Company matching 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation). Employees who are 21 years of age or older are eligible to make deferrals after 6 months of employment and are eligible to receive a match from the Company after one year of employment and 1,000 hours. Our Named Executive Officers are eligible to participate in the 401(k) Plan, and the amount of any Company match to our Named Executive Officers is set forth above in the “All Other Compensation” table.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

The Company’s Non-Employee Director Compensation Plan, as amended (the “Director Plan”), sets forth the compensation to be paid to our non-employee directors, including in the form of equity. The Director Plan has a minimum equity ownership requirement that requires each director to receive at least 60% of their annual retainers in shares of common stock until the value of their equity ownership is equal to at least three times the annual retainer. Any shares issued to satisfy the minimum equity ownership requirement are issued under the Company’s 2016 Plan. The Director Plan also permits the Company’s non-employee directors to acquire shares of the Company’s common stock at fair market value by voluntarily electing to receive shares of common stock in lieu of cash fees for service as a director. In November 2023, the Director Plan was amended to permit directors to select shares of deferred stock beginning in fiscal 2024. Any shares of deferred stock are issued from the 2016 Plan.

The Director Plan is a stand-alone plan and is not a sub-plan under the 2016 Plan. Accordingly, shares issued under the Director Plan for voluntary elections to receive shares of common stock in lieu of cash fees do not reduce the shares available for issuance under the 2016 Plan. The maximum number of shares that can be issued in any quarter pursuant to the Director Plan is limited to 250,000 shares in the aggregate, with the shortfall paid in cash.

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We believe that our Director Plan will support our ongoing efforts to attract and retain exceptional directors to provide strategic guidance to our Company. We believe that the total compensation that our non-employee directors receive is in line with our current peer group. Our non-employee directors were compensated under the Director Plan in fiscal 2025 as follows:

•
each independent director received a quarterly retainer of $33,750;
•
the Chairman of the Board or Lead Director, as applicable, received a quarterly retainer of $10,000;
•
the Chairperson of the Audit Committee received a quarterly retainer of $5,000; and
•
the Chairperson of each other Board committee received a quarterly retainer of $2,500.

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Director Compensation Table

The following table sets forth the compensation paid to our directors during fiscal 2025. Mr. Kanter is not included in the following table as he is a Named Executive Officer and, accordingly, received no compensation for his services as a director. Compensation earned by Mr. Kanter is included above in the “Summary Compensation Table.”

2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Lionel F. Conacher, Chairman	$154,500	$40,499	—	—	$194,999
Carmen R. Bauza	54,000	80,996	—	—	134,996
Jack Boyle	108,752	36,245	—	—	144,997
Willem Mesdag	—	144,996	—	—	144,996
Ivy Ross	67,375	77,621	—	—	144,996
Elaine K. Rubin	—	134,994	—	—	134,994

(1)
For fiscal 2025, Mr. Mesdag elected to receive all compensation in shares of deferred common stock. Mr. Conacher elected to receive 100% of his compensation in cash. Mr. Boyle elected to receive 25% of his compensation in unrestricted shares of common stock and 75% in cash. Ms. Ross elected to receive 50% of her retainer in cash and 50% in unrestricted shares of common stock, with any chairperson fees in cash. Ms. Bauza elected to receive 80% of her retainer in cash and 20% in unrestricted shares of common stock, and Ms. Rubin elected to receive 100% of her retainer in unrestricted shares of common stock. However, due to the Company's low stock price during fiscal 2025, Messrs. Boyle and Conacher and Mses. Bauza, Ross and Rubin's ownership fell below the required minimum ownership and, as a result, each was required to take 60% of their respective retainer in unrestricted shares of common stock with the remainder elected in cash for one or more quarters during fiscal 2025. The number of shares issued as payment for an earned director fee is determined by taking the director fee earned and dividing it by the consolidated closing price of our common stock on the grant date, based on the closing price on the last trading day of the immediately prior fiscal quarter. Payments are made at the beginning of each quarter, with the grant date being the first business day of each respective quarter.
(2)
Represents the portion of each director’s compensation that was paid in the form of equity through the issuance of unrestricted shares of common stock or, as it pertains to Mr. Mesdag, shares of deferred stock. The fractional share value is forfeited.
(3)
There were no stock option grants to any of the directors in fiscal 2025.

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Employment Agreements

Harvey S. Kanter, President, Chief Executive Officer and Director

On February 19, 2019, we entered into an employment agreement with Mr. Kanter, pursuant to which Mr. Kanter was appointed as President, Chief Executive Officer and a director of the Company effective April 1, 2019. From February 19, 2019 to March 31, 2019, Mr. Kanter served as an Advisor to the Acting Chief Executive Officer. The initial term of the agreement was three years and could be automatically renewed upon the same terms and conditions for successive periods of one year, unless either party terminated the agreement in accordance with its terms.

In February 2022, the Compensation Committee engaged Segal to review Mr. Kanter’s direct compensation. Effective April 1, 2022, the Company and Mr. Kanter entered into an updated employment agreement (the “Employment Agreement”). The initial term of the Employment Agreement was for three years, unless terminated earlier in accordance with its terms (the “Initial Term”).

On August 11, 2023, the Company and Mr. Kanter entered into the First Amendment (the “Amendment”) to the Employment Agreement (as amended, the “Amended Employment Agreement”). The Amendment extended the initial term of Mr. Kanter’s employment from April 1, 2025 to August 11, 2026, unless terminated earlier in accordance with the terms of the Amended Employment Agreement (the “Initial Term”). At the expiration of the Initial Term, the Amended Employment Agreement will automatically renew, upon the same terms and conditions, for successive periods of one year, unless either party provides advance written notice in accordance with the terms of the Amended Employment Agreement.

Pursuant to his Amended Employment Agreement, Mr. Kanter receives an annual base salary of $850,000 as President and Chief Executive Officer with an annual automobile allowance of $10,000. Mr. Kanter receives a quarterly travel allowance in the amount of $30,000, which is intended to be used for travel between Mr. Kanter’s home and the Company’s corporate offices.

In connection with the extension of the Initial Term under the Amendment, Mr. Kanter received 573,000 performance share units (“PSUs”) to be settled in shares of the Company’s common stock upon vesting. The award will vest, if at all, in nine installments, when the trailing 30-day volume-weighted average closing price of a share of the Company’s common stock meets or exceeds $6.50, $6.75, $7.00, $7.25, $7.50, $7.75, $8.00, $8.25, and $8.50, respectively, subject to a minimum one-year vesting from the date of grant. Any unvested PSUs will expire on August 11, 2026.

Mr. Kanter is eligible to participate in our annual incentive plan at a target rate of 100% of his earned salary, up to a maximum payout of up to 200% of target. Mr. Kanter is also eligible to participate in our long-term incentive plans at a target bonus equal to 170% of his base salary in effect on the effective date of participation. Pursuant to the terms of the LTIP, 50% of any award will be time-based compensation and 50% will be performance-based compensation. The maximum payout of performance-based compensation is 150% of target.

Pursuant to the Amended Employment Agreement, if Mr. Kanter terminates his employment for Good Reason (as defined in the Amended Employment Agreement) or the Company terminates his employment without Justifiable Cause (as defined in the Amended Employment Agreement):

(i)
During the Initial Term of the Amended Employment Agreement, Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a severance payment equal to (x) the base salary that he would have been paid through the end of the Initial Term plus (y) bonuses under the AIP for the remaining partial and complete fiscal years in the Initial Term as if Mr. Kanter had remained employed through the end of the Initial Term. Bonuses will be calculated assuming target and any partial year will be prorated. The severance payment will be paid in 24 monthly installments;
(ii)
During any one-year period that commences after the end of the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (x) his then-current base salary plus (y) the then value of his target bonus under the AIP, payable in 24 monthly installments; and
(iii)
If the Company timely elects not to renew the Amended Employment Agreement after the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (x) three months of his then-current base salary plus (y) the then value of 25% of his target bonus under the AIP, payable in 24 monthly installments.

If Mr. Kanter’s employment is terminated by him for Good Reason or by the Company without Justifiable Cause during the one-year period following a Change in Control (as defined in the 2016 Plan), then Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a payment equal to (i) two times his then-current base salary plus (ii) the then value of two times his target bonus under the AIP, generally payable in a lump sum within 60 days of the termination of his employment following a Change in Control.

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In addition, if a termination of Mr. Kanter’s employment prior to the expiration of the Initial Term meets the requirements of a Structured Retirement (as defined in the LTIP, as described above) such termination will be deemed to be a termination by the Company without Justifiable Cause. Additionally, for purposes of the AIP, a termination of his employment that meets the requirements of a Structured Retirement and that occurs at any time during the employment term (including after the Initial Term) will be deemed to be a termination by the Company without Justifiable Cause under the AIP.

Employment Agreements with Other Named Executive Officers

We have employment agreements with each of our Named Executive Officers other than our Chief Executive Officer (collectively, the “NEO Employment Agreements”). The term of each NEO Employment Agreement begins on the respective effective date and continues until terminated by either party. Our Named Executive Officers are eligible to participate in our AIP. Each Named Executive Officer is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

Each of the NEO Employment Agreements provides that, if the executive officer’s employment is terminated by us at any time for any reason other than “justifiable cause” (as defined in the NEO Employment Agreements), disability or death, we are required to pay the executive the executive’s then-current base salary for five months after the effective date of such termination. This severance benefit is conditioned upon the executive’s execution of a general release. These payments are not made if the executive is terminated with “justifiable cause,” the executive resigns, or the executive dies or becomes disabled. The Named Executive Officers would also be entitled to additional payments or acceleration of awards under the AIP and LTIP programs, in accordance with the terms of those plans.

If the Named Executive Officer’s employment is terminated at any time within one year following a Change of Control (as defined in the NEO Employment Agreements) other than for “justifiable cause,” or if the executive resigns for “good reason” (as defined in the NEO Employment Agreements), then we will be obligated to pay the executive an amount equal to twelve months of the executive’s highest base salary in effect at any time during the six-month period ending on the date of the Change of Control. This payment also is conditioned upon the executive’s execution of a general release. Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to the executive being treated as “excess parachute payments” within the meaning of Section 280G(b)(i) of the Internal Revenue Code.

The NEO Employment Agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose confidential information regarding our Company. The NEO Employment Agreements also contain covenants pursuant to which each executive agrees, during the term of his/her employment and for a one-year period following the termination of his/her employment, not to have any connection with any business that is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or that utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

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Estimated Potential Payments to Named Executive Officers

The following table shows the payments that would be made to our Named Executive Officers assuming a “termination without cause” or a “resignation for good reason” (each a “Qualifying Termination”) or a Qualifying Termination following a Change in Control, as described in the employment agreements, as of January 31, 2026.

			Long-Term Incentive Plan
Name	Continued Base Salary(1)	Annual Incentive Plan (2)	Time- Based Awards (3) (4)	Performance- Based Compensation (5)	Total Potential Payments
Harvey S. Kanter
Qualifying Termination	$920,833	$425,000	$665,818	$722,059	$2,733,711
Qualifying Termination due to change in control	$3,400,000	$425,000	$665,818	$722,059	$5,212,877
Peter H. Stratton, Jr.
Qualifying Termination	$242,105	$141,888	$170,115	$184,871	$738,980
Qualifying Termination due to change in control	$484,210	$141,888	$170,115	$184,871	$981,085
Anthony J. Gaeta
Qualifying Termination	$206,000	$82,400	$119,088	$141,316	$548,804
Qualifying Termination due to change in control	$412,000	$82,400	$119,088	$141,316	$754,804
Robert S. Molloy
Qualifying Termination	$198,790	$99,395	$125,485	$136,370	$560,040
Qualifying Termination due to change in control	$397,580	$99,395	$125,485	$136,370	$758,830
Allison Surette
Qualifying Termination	$193,125	$77,250	$116,198	$132,484	$519,056
Qualifying Termination due to change in control	$386,250	$77,250	$116,198	$132,484	$712,181
(1)
Because Mr. Kanter was in the Initial Term of his Amended Employment Agreement as of January 31, 2026, for a Qualifying Termination, Mr. Kanter would have been entitled to receive, as continued base salary, the sum of the remaining base salary and annual incentive payout, assuming target, that he would have received during the Initial Term of his employment. For the other Named Executive Officers, continued base salary for Qualifying Termination assumes six months of salary, which includes one month for notice. Continued base salary for Qualifying Termination due to change in control is the sum of two times base salary plus the then-amount of the annual incentive payout at target for Mr. Kanter and one-year base salary for the other Named Executive Officers.
(2)
These amounts represent the actual incentive earned for 2025 AIP. See “Compensation Discussion and Analysis - Compensation Components and Fiscal 2025 Compensation Decisions - Discretionary Cash and Equity Awards” for more information regarding this award.
(3)
Time-based awards under our LTIPs represent time-based cash and RSUs under our 2022-2024 LTIP, 2023-2025 LTIP, 2024-2026 LTIP and the 2025-2027 LTIP. Because the respective performance periods for the 2022-2024 LTIP and 2023-2025 LTIP would have been complete as of January 31, 2026, all outstanding awards would have become fully vested under both a Qualifying Termination and Qualifying Termination due to a change in control. Because the 2024-2026 LTIP would have completed the second year of its performance period and the 2025-2027 LTIP would have completed the first year of its performance period, as of January 31, 2026, each participant would have vested in RSUs and cash based on a pro-rata vesting percentage, which is calculated based on the number of effective days of participation over the total number of days in the performance period.
(4)
All time-based RSUs awards that would vest upon an assumed termination on January 31, 2026 were valued using the closing stock price of our stock on January 30, 2025 of $0.68 per share.
(5)
The performance target under the 2023-2025 LTIP was not achieved and therefore there was no award granted. The amounts in the table represent the performance periods for the 2024-2026 LTIP and the 2025-2027 LTIP, which were not complete as of January 31, 2026. For a Qualifying Termination, each participant would be entitled to receive a pro-rated vesting percentage at the end of the performance period for each of the respective LTIPs based on the actual performance level achieved. The above table assumes the performance level achieved is at target. Per the LTIP, for a Qualifying Termination due to a change in control, each participant would have been entitled to receive a pro-rated vesting percentage at the date of the change in control at target. However, in November 2025, in connection with the pending merger, the Compensation Committee determined that if the merger closes prior to the completion of the respective performance period, on the closing date of the merger, the performance-based awards would be cancelled and paid out in cash, based on actual results through the closing date, on a pro-rated basis. With respect to Mr. Kanter’s 573,000 PSUs, the PSUs would forfeit unexercised unless, during the 30 days following his termination, a performance target is achieved. In such case, he would be entitled to any unvested PSUs that would have vested as though he had not been terminated.

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Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than 5% of the issued and outstanding shares of our common stock as of May 15, 2026. We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
AWM Investment Company, Inc. c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, New York 10022	9,399,297	(2)	17.0%
Fund 1 Investments, LLC 100 Carr 115 Unit 1900 Rincon, Puerto Rico 00677	5,758,261	(3)	10.4%
Nantahala Capital Management, LLC 130 Main St., 2nd Floor New Canaan, Connecticut 06840	4,505,000	(4)	8.2%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 55,273,092 shares of our common stock outstanding as of May 15, 2026.
(2)
Based on Amendment No. 4 to Schedule 13G filed February 14, 2025. AWM Investment Company, Inc. is the investment adviser to Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Cayman Fund, L.P. (“SSCF”) and Special Situations Private Equity Fund, L.P. (“SSPE,” and together with SSFQP and SSCF, “the Funds”). Of these shares (i) 5,729,930 shares are held directly by SSFQP, (ii) 1,799,797 shares are held directly by SSCF and (iii) 1,869,570 shares are held directly by SSPE. As the investment adviser to the Funds, AWM holds sole voting and investment power over these shares.
(3)
Based on Amendment No. 5 to Schedule 13D filed January 22, 2025, Fund 1 Investments, LLC holds sole voting power for 5,758,261 shares and sole dispositive power for 5,758,261 shares.
(4)
Based on Schedule 13G filed November 11, 2025. Nantahala Capital Management, LLC, Wilmot B. Harkey, and Daniel Mack hold shared voting power for 4,505,000 shares and shared dispositive power for 4,505,000 shares.

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Security Ownership of Management

The following table sets forth certain information as of May 15, 2026, with respect to our directors, our Named Executive Officers (as defined above under “Executive Compensation”) and our directors and executive officers as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class (1)
Lionel F. Conacher	423,568	(2)	*
Chairman of the Board
Harvey S. Kanter	1,716,317	(3)	3.1%
President and Chief Executive Officer and Director
Peter H. Stratton, Jr.	634,149	(4)	1.1%
Executive Vice President, Chief Financial Officer and Treasurer
Anthony J. Gaeta	421,842	(5)	*
Chief Stores and Real Estate Officer
Robert S. Molloy	511,214	(6)	*
General Counsel and Secretary
Allison Surette	359,190	(7)	*
Chief Merchandising Officer
Jack Boyle, Director	636,707	(2)	1.2%
Carmen R. Bauza, Director	181,135		*
Willem Mesdag, Director	3,294,562	(8)	5.9%
Ivy Ross, Director	337,351		*
Elaine K. Rubin, Director	272,647		*
Directors and executive officers as a group (13 persons)	9,326,645	(9)	16.1%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 55,273,092 shares of our common stock outstanding as of May 15, 2026.
(2)
Includes 15,000 shares subject to stock options exercisable within 60 days.
(3)
Includes 914,853 shares subject to stock options exercisable within 60 days.
(4)
Includes 286,096 shares subject to stock options exercisable within 60 days.
(5)
Includes 217,688 shares subject to stock options exercisable within 60 days.
(6)
Includes 190,597 shares subject to stock options exercisable within 60 days.
(7)
Includes 225,114 shares subject to stock options exercisable within 60 days.
(8)
Includes 700,804 shares of deferred stock receivable upon the earlier of Mr. Mesdag’s separation from the Board or the closing of the pending Merger. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc. Of the 2,593,758 shares owned (i) 420,286 shares are held by the Mesdag Family Limited Partnership, (ii) 97,529 shares are held by the Mesdag Family Foundation, (iii) 44,746 shares are held by the 2012 Mesdag Trust, (iv) 1,763,373 shares are held by Red Mountain Capital Partners LLC, and (v) 267,824 shares are held by Red Mountain Capital Management Inc. Mr. Mesdag disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.
(9)
Includes 2,115,120 shares subject to stock options exercisable within 60 days and 700,804 shares of deferred stock.

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